Exhibit 12

               [LETTERHEAD OF CLIFFORD CHANCE ROGERS & WELLS LLP]

                                                                  April 27, 2001

Merrill Lynch Variable Series Funds, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

     Re:  Reorganization of Merrill Lynch American Balanced
          Fund and Merrill Lynch Balanced Capital Focus Fund

Dear Ladies and Gentlemen:

      We have acted as counsel to Merrill Lynch American Balanced Fund ("Acquiring Fund"), a series of Merrill Lynch Variable Series Funds, Inc., a Maryland corporation (the "Company"), in connection with a transaction (the "Reorganization") involving Merrill Lynch Balanced Capital Focus Fund ("Transferring Fund"), another series of the Company. The Reorganization will be undertaken pursuant to the Agreement and Plan of Reorganization dated January 11, 2001, by and among Acquiring Fund and Transferring Fund (the "Plan"). Pursuant to the Plan, on the effective date of the Reorganization (the "Effective Date"), Transferring Fund will transfer its assets to Acquiring Fund in exchange for the assumption by Acquiring Fund of the liabilities of Transferring Fund and shares of Acquiring Fund, and Transferring Fund will distribute the shares received from Acquiring Fund to its shareholders in liquidation of Transferring Fund. After the Reorganization, Transferring Fund will cease to operate, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will be terminated as a separate series of the Company under the laws of the State of Maryland. All capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Plan.

      In rendering our opinions expressed herein, we have reviewed and relied upon (a) the Plan, (b) the Proxy Statement and Prospectus included as part of the registration statement on Form N-14 filed under the Securities Act of 1933 ("Registration Statement") and (c) certain representations concerning the Reorganization made by the Company in a letter dated as of the date hereof (the "Representation"). Our opinions assume the accuracy of the facts as described in the Plan, the Registration Statement and the Representation and could be affected if any of such facts are inaccurate.

      The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated by the Treasury Department, published administrative announcements and rulings of the Internal Revenue Service and court decisions, all as of the date of this letter.

      Based on and subject to the foregoing, and such examinations of law as we have deemed necessary, it is our opinion that for U.S. Federal income tax purposes:

      1. The transfer of substantially all the assets of Transferring Fund to Acquiring Fund in exchange solely for the assumption of the liabilities of Transferring Fund and the stock of Acquiring Fund as provided in the Plan will constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code. Each of Transferring Fund and Acquiring Fund will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

      2. Transferring Fund will not recognize any gain or loss on either (a) the transfer of the assets to Acquiring Fund in exchange solely for the assumption of the liabilities of Transferring Fund and the transfer of shares of Acquiring Fund stock, or (b) the distribution of the Acquiring Fund shares received in the Reorganization to Transferring Fund shareholders.

      3. Acquiring Fund will recognize no gain or loss on the receipt of the assets of Transferring Fund in exchange solely for the assumption of the liabilities of Transferring Fund and the transfer of shares of Acquiring Fund stock.

      4. The basis of the assets of Transferring Fund in the hands of Acquiring Fund will be the same as the basis of such assets to Transferring Fund immediately before the Reorganization.

      5.  Acquiring   Fund's  holding  period  for  the  assets   acquired  from
Transferring Fund will include the period during which such assets were held by Transferring Fund.

      6. Transferring Fund shareholders will recognize no gain or loss on the exchange of their Transferring Fund shares for shares of Acquiring Fund stock.

      7. The basis of the Acquiring Fund shares received by Transferring Fund shareholders shall be the same as the basis of the Transferring Fund shares surrendered in exchange therefor.

      8.  The  holding  period  of  the  Acquiring   Fund  shares   received  by
Transferring Fund shareholders will include the holding period of the Transferring Fund shares surrendered in exchange therefor, provided that the Transferring Fund shares were held as a capital asset on the Effective Date.

      9. Pursuant to Section 381(a) of the Code and Treas. Reg. Section 1.381(a)-l, Acquiring Fund will succeed to and take into account the items of Transferring Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder. Under Section 381(b), the taxable year of Transferring Fund will end on the date of the Reorganization.

      The opinions set forth in this letter represent our conclusions as to the application of Federal income tax law existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions.


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

      The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. We are furnishing this opinion letter to you solely for your benefit in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                          Very truly yours,

                                          /s/ Clifford Chance Rogers & Wells LLP


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